Exhibit 5.1

Harney Westwood & Riegels 14th Floor, Alexandra House 18 Chater Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

8 September 2026

SAIHEAT Limited

3-212 Governors Square

23 Lime Tree Bay Avenue

P.O. Box 30746, Seven Mile Beach

Grand Cayman KY1-1203

Cayman Islands

Dear Sir or Madam

SAIHEAT Limited (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto, to be filed on or around the date of this opinion with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the registration of 150,961 class A ordinary shares of a par value of US$0.0015 each of the Company (the Class A Ordinary Shares), and 216,658 Class A Ordinary Shares, for issuance pursuant to the 2021 Plan and the 2023 Plan (each as defined in Schedule 1), respectively (the Shares).

We are furnishing this opinion as Exhibit 5.1 and 23.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | Y Fan | SG Gray | IC Groark | SO Karolczuk | PM Kay | MW Kwok

WPT Lee | IN Mann | BP McCosker | R Ng | PJ Sephton

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2	Valid Issuance of Shares. The Shares, when authorised to be issued, sold and paid for in the manner described in the 2021 Plan and the 2023 Plan, and in accordance with the Resolutions (as defined in Schedule 1) and, when allotted, issued and fully paid for in accordance with the 2021 Plan, the 2023 Plan, and the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, will be validly issued, fully paid and non-assessable.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	A copy of the certificate of incorporation of the Company dated 26 January 2021;

2	A copy of the certificate of incorporation on change of name of the Company dated 29 April 2022;

3	A copy of the certificate of incorporation on change of name of the Company dated 26 August 2024;

4	A copy of the fifth amended and restated memorandum and articles of association of the Company adopted by special resolution dated 24 April 2026;

5	A copy of the register of directors the Company provided to us on 27 August 2026;

6	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined below) from the incorporation date of the Company to 7 September 2026 (the Court Search Date);

7	A copy of the executed unanimous written resolutions of the board of directors of the Company dated 11 October 2022;

8	A copy of the executed unanimous written resolutions of the directors of the Company dated 14 September 2023;

9	A copy of the executed unanimous written resolutions of the board of directors of the Company dated 1 September 2026;

(7 to 9 above are the Resolutions);

10	A copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 4 September 2026;

11	A copy of the certificate from a director of the Company dated 7 September 2026, a copy of which is attached hereto (the Director’s Certificate);

12	The Registration Statement filed with the Commission on or about the date of this opinion;

13	A copy of the SAI.TECH Global Corporation 2021 Equity Incentive Plan (the 2021 Plan); and

14	A copy of the SAI.TECH Global Corporation 2023 Equity Incentive Plan (the 2023 Plan).

(1 to 11 above are the Corporate Documents, and 1 to 14 above are the Documents).

Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Documents are authentic, all signatures, initials and seals are genuine.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

5	Court Search. The Court Register examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

6	Resolutions. The Resolutions have been duly executed by or on behalf of the directors, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

7	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Law have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Law.

5	Court Search. The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating such digital system (and/or the Court Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court of the Cayman Islands which, pursuant to the rules of the Grand Court of the Cayman Islands or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (Revised).

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